Exhibit 99.1

                             [FIBERCORE, INC. LOGO]

NEWS RELEASE

FOR IMMEDIATE RELEASE

FiberCore Reports Second Quarter 2002 Results

CHARLTON, Mass - August 15, 2002 -- FiberCore, Inc. (Nasdaq: FBCE), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced results for the second quarter ended June 30, 2002.

Sales in the second quarter of 2002 decreased by 65% to $6.4 million from $18.1 million in the second quarter of 2001 and decreased by 19% from first quarter levels. Sales were negatively impacted by a 95% year-over-year decline in sales to South America, which is primarily a single-mode market. Overall, single-mode sales were down in all regions except for China. Multimode sales, however, increased by approximately 22% compared to the same quarter last year. Production at Xtal, which continues to manufacture primarily single-mode fiber, has been reduced in line with demand. The Company continues to focus on increasing both its multimode business and exports to markets outside Brazil to try to minimize the large negative effects of the Brazilian market.

Gross profit in the quarter was $659,000, or 10.3% of sales, compared to a gross profit of $7.2 million, or 40.0% of sales, in the second quarter of 2001. FiberCore's gross margin was severely impacted by continuing price declines in single-mode fiber, lower production levels, and a $346,000 write-down of inventory to reflect the deterioration of prices in the second quarter of 2002. As anticipated, the Company also took a restructuring charge during the second quarter of $197,000 against cost of sales associated with staff reductions at its Brazilian facility. Without the inventory write-down and restructuring charges, the gross profit in the second quarter would have been $1,202,000, or 18.9% of sales, which compares favorably to the gross profit of $602,000, or 7.6% of sales, on a similar basis in the first quarter of 2002.

R&D spending decreased by 12% to $510,000 in the second quarter from $581,000 in the second quarter of 2001. The Company is continuing the development of its recently patented Plasma Outside Vapor Deposition (POVD) process. The Company's first manufacturing plant utilizing the POVD technology is expected to come on line in Germany in the fourth quarter of this year. This, as well as other manufacturing initiatives, is expected to reduce production costs.

The loss from operations in the second quarter of 2002 was approximately $2.8 million compared to a profit from operations of approximately $4.6 million in the second quarter of 2001, and a loss from operations in the first quarter of 2002 of approximately $3.3 million. Excluding the inventory write-down and restructuring charges, the second quarter operating loss was approximately $2.2 million, or about 12% less than the first quarter loss on a comparable basis.

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

Higher interest expenses in the quarter were associated with the Company's expansion program in Germany and the Convertible Debentures issued during the first quarter. Additionally, the Company experienced a foreign exchange loss of $1,737,000 due to the rapid devaluation of the Brazilian Real against the US Dollar, the Japanese Yen and the European Euro during the quarter. The Company currently does not have credit lines sufficient to hedge this exposure.

FiberCore reported a net loss of $5.1 million, or $0.08 per diluted share, in the second quarter of 2002. The net loss includes $525,000 of non-cash interest expense in connection with a deemed beneficial conversion feature, the amortization of deferred financing costs and the fair value of warrants issued to a group of institutional investors related to the issuance of $5.0 million of convertible, subordinated debentures issued in January 2002. In the second quarter of 2001, the net profit was approximately $3.0 million, or $0.05 per diluted share.

Actions taken to reduce costs at all locations during the first half of the year, as well as planned actions to be implemented in the second half of 2002, are expected to save in excess of $4.0 million annually from the first half 2002 actual expense level, beginning in the third quarter of 2002. In addition, gross margins are expected to increase with the implementation of productivity improvements scheduled for the second half of the year.

Dr. Aslami, President and CEO commented, "We continue to be impacted by the weak industry environment, particularly in our single-mode fiber business in South America. While we continue to believe our business and volume demand is either at or near bottom, pricing remains weak as a result of the lower demand compared to industry capacity. While uncertainty remains, most industry participants are now expecting to see a rebound beginning sometime in 2003. The multimode market is expected to continue to exhibit steady growth, albeit at lower levels than previously projected. In fact, we have seen a 30% increase in the volume of multimode fiber shipped in the first six months of the year compared to last year and multimode sales now account for over 50% of our revenues."

"FiberCore is continuing to invest in the next generation POVD technology, which will provide technical benefits to our products and will allow us to significantly reduce production costs," said Dr. Aslami. "FiberCore's first plant utilizing the first generation of the newly patented POVD technology is expected to start production in the fourth quarter of this year. As we bring this plant on line and add to its capacity, we will see improvements in our gross margins."

"We continue to focus on improving our cash flow and have downsized our plant in Brazil and reduced its staffing by 62% since the first of the year to better align production to the currently depressed market. While it remains extremely difficult to provide guidance in this market environment, we expect to see revenue levels in the second half of the year at or above first half levels. We also expect improvement in gross profit and cash flow as a result of the actions we have taken. In that regard, operating income has continued to improve from fourth and first quarter levels and we expect to be at or above breakeven in operating income for the second half of the year, although we still expect a net loss over the next several quarters," said Dr. Aslami.

"While the Company's cash and liquidity position has been weakened as a result of the losses that we have absorbed over the last 12 months, and our short-term debt has increased as well, we are actively working on these issues and have a plan in place to address both of them. We have a total of about $24 million in notes payable that are due within the next 12 months. If we are successful with our negotiations and close on existing debt financing commitments and associated grants, approximately $22 million of this amount will be paid and/or converted to long term debt as more fully described in the 10Q. The remaining $2 million will be paid from operating cash flow or refinanced over the next 12 months. In addition, from the above financing commitments an additional $3 to $4 million in excess of our short-term debt obligations will be available for working capital. Furthermore, we have put in place a revised plan for the balance of 2002 that is

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

expected to result in breakeven to positive cash flow from operations for that period. While we have made significant progress toward implementing this plan, we cannot give assurances that all of these negotiations and actions will be successful," concluded Dr. Aslami.

In lieu of a conference call, management invites shareholders to the Company's Annual Meeting, scheduled for Friday, August 16, 2002 at 10:00 A.M. at the Ramada Inn, 624 Southbridge Street, Auburn, MA.

FiberCore, Inc. develops, manufactures, and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems up to 10 gigabits/sec, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at:
Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail: sales@FiberCoreUSA.com; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:
At the Company:                           At FRB|Weber Shandwick:
---------------                           -----------------------
Dr. Mohd A. Aslami, President/CEO         Alison Ziegler - General Info.
Robert Lobban, CFO                        212/445-8432
508/248-3900
--Financial Tables Follow--

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

FIBERCORE, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands except share data)

                                                         Three Months Ended                    Six Months Ended
                                                              June 30,                             June 30,
                                                    ------------------------------      ------------------------------
                                                        2002              2001              2002              2001
                                                    ------------      ------------      ------------      ------------
                                                     (unaudited)       (unaudited)       (unaudited)       (unaudited)
Net sales                                           $      6,374      $     18,066      $     14,259      $     34,292
Cost of sales:
   Cost of sales                                           5,172            10,836            12,455            20,471
   Restructuring costs                                       197                --               197                --
    Write-down of inventory                                  346                --             1,133                --
                                                    ------------      ------------      ------------      ------------
Total cost of sales:                                       5,715            10,836            13,785            20,471
                                                    ------------      ------------      ------------      ------------
         Gross profit                                        659             7,230               474            13,821

Operating expenses:
   Selling, general and administrative expenses            2,887             2,037             5,500             3,734
   Research and development                                  510               581               993             1,021
   Restructuring costs                                       103                --               103                --
                                                    ------------      ------------      ------------      ------------
         Income (loss) from operations                    (2,841)            4,612            (6,122)            9,066

Interest expense, net                                     (1,280)             (481)           (2,366)             (665)
Other income (expense) - net                              (1,710)               71            (1,795)              (80)
                                                    ------------      ------------      ------------      ------------
         Income (loss) before income taxes and
         minority interest                                (5,831)            4,202           (10,283)            8,321

Benefit from (provision  for) income taxes                    86              (937)             (190)           (1,794)
                                                    ------------      ------------      ------------      ------------
Earnings (loss) before minority interest                  (5,745)            3,265           (10,093)            6,527
Minority interest in income of subsidiaries                  602              (216)              872              (499)
                                                    ------------      ------------      ------------      ------------
         Net earnings (loss)                        $     (5,143)     $      3,049      $     (9,221)     $      6,028
                                                    ============      ============      ============      ============
Basic earnings (loss) per share
 of common stock                                    $      (0.08)     $       0.05      $      (0.15)     $       0.10
                                                    ============      ============      ============      ============
Diluted earnings (loss) per share
 of common stock                                    $      (0.08)     $       0.05      $      (0.15)     $       0.09
                                                    ============      ============      ============      ============
Weighted average shares outstanding:

          Basic                                       61,589,533        59,565,539        61,553,024        59,263,000
          Diluted                                     61,589,533        65,533,406        61,553,024        65,230,867


SELECTED BALANCE SHEET DATA:                June 30,    December 31,
                                             2002           2001
                                          -----------   ------------
                                          (unaudited)    (audited)

Working capital (Deficiency)               $(14,335)     $ (1,319)
Total assets                                 96,261        92,983
Long-term debt                               23,652        22,475
Total liabilities                            64,014        49,491
Minority interest                             4,410         5,117
Accumulated deficit                         (28,634)      (19,413)
Stockholders' equity                         27,837        38,375

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